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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Netrex Holdings, L.L.C., a Delaware limted liability company
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   (Last)               (First)              (Middle)

   270 South Service Road, Suite 45
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                  (Street)

   Melville             New York            11747-2339
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   (City)               (State)               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   November 23, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Frontier Adjusters of America, Inc. (FAJ)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [X]   10% Owner (1)
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)          (Instr. 5)             (Instr.5)
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Common Stock         None (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                     3. Title and Amount                  5.Owner-
                                   of Securities Underlying                 ship
                                     Derivative Security                   Form of
              2. Date Exercisable         (Instr. 4)                      Derivative
               and Expiration Date ------------------------ 4. Conver-     Security:
                (Month/Day/Year)                    Amount     sion or      Direct   6. Nature of
1. Title of   --------------------                    or       Exercise     (D) or      Indirect
 Derivative    Date        Expira-                  Number     Price of    Indirect     Beneficial
  Security     Exer-       tion                       of       Derivative    (I)        Ownership
 (Instr. 4)   cisable      Date        Title        Shares     Security    (Instr.5)    (Instr. 5)
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
Explanation of Responses:

                    NETREX HOLDINGS, L.L.C.,
                    a Delaware limited liability corporation

                    /s/ Peter I. Cavallaro Its: Secretary      December 29, 2000
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                    **Signature of Reporting Person                   Date

(1) The Reporting Person may be deemed to share voting and dispositive power over the shares of Common Stock of the Issuer described in Item 4. The Reporting Person disclaims beneficial ownership of these securities and the filing of this Form 3 shall not be deemed an admission that the Reporting Person is a beneficial owner or has voting or dispositive power over such securities for any purposes under the Act.
(2) Does not include 5,258,513 shares owned by United Financial Adjusting Company with regard to which the Reporting Person disclaims any beneficial interest.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.